Exhibit 2.4

June 26, 2017

Gran Tierra Energy International Holdings Ltd.

and Gran Tierra Luxembourg Holdings S.á.r.l.

c/o Gran Tierra Energy Inc.

900, 520 – 3rd Avenue S.W.

Calgary, Alberta

T2P 0R3

Attention: General Counsel

Amendment to the Share and Loan Purchase Agreement dated February 5, 2017, as amended on May 30, 2017 and June 22, 2017 (the "Share and Loan Purchase Agreement") between Gran Tierra Energy International Holdings Ltd., Gran Tierra Luxembourg Holdings S.Á.R.L. and Maha Energy AB.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Share and Loan Purchase Agreement.

Pursuant to Section 14.10 of the Share and Loan Purchase Agreement, the Parties wish to amend the Share and Loan Purchase Agreement by entering into this letter agreement (the "Third Amending Agreement").

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Share and Loan Purchase Agreement as follows:

1.	The definition of "Closing" in Section 1.1(aa) is deleted and replaced with the following:

""Closing" means the transfer by the Vendors to the Purchaser of the Purchased Shares, the assignment of the Loan Agreements by GTEIH to the Purchaser, the payment by the Purchaser to the Vendors of the Closing Amount, the release, if applicable, of the Escrow Amount in accordance with Subsection 2.6(b)(i) and the completion of all matters incidental thereto which are contemplated by this Agreement."

2.	The definition of "Closing Amount" in Section 1.1(bb) is deleted and replaced with the following:

""Closing Amount" means, if the Closing Date occurs on or before July 12, 2017, the Pre-Escrow Closing Amount, or, if the Closing Date occurs after July 12, 2017, the Post-Escrow Closing Amount."

3.	The definition of "Closing Date" in Section 1.1(cc) is deleted and replaced with the following:

""Closing Date" means the later of:

(i)	the fulfillment, completion or waiver of all of the conditions set out in Article 6; and

(ii)	June 30, 2017, Calgary time and July 1, 2017, Stockholm time,

or such earlier or later date as the Parties may agree in writing."

4.	The definition of "Escrow Agreement" in Section 1.1(vv) is deleted and replaced with the following:

""Escrow Agreement" means an escrow agreement between the Purchaser and the Escrow Agent, to be executed by July 12, 2017 if the Closing Date does not occur on or before July 12, 2017, providing for the holding of the Escrow Amount and the release thereof in accordance with the terms of this Agreement or as otherwise directed in writing by all of the Parties, and in the form as reasonably agreed to by Purchaser and Escrow Agent;"

5.	The definition of "Letters of Credit" in Section 1.1(aaaa) is deleted and replaced with the following:

""Letters of Credit" the HSBC Letters of Credit and the Surety Bonds;"

6.	The definition of "Time of Closing" in Section 1.1(ppppp) is deleted and replaced with the following:

""Time of Closing" means 5:00 p.m. (Calgary time) and 1:00 A.M. (Stockholm time) on the Closing Date (or such other time as the Parties may agree), when the Closing is scheduled to occur."

7.	The following is added as a new Section 1.1(yyyyy) at the end of Section 1.1:

""HSBC Letters of Credit" means the letters of credit identified in Part I of Schedule 3.4;"

8.	The following is added as a new Section 1.1(zzzzz) at the end of Section 1.1:

““Letter of Credit Payment" has the meaning ascribed thereto in Subsection 3.4(a).”

9.	The following is added as a new Section 1.1(aaaaaa) at the end of Section 1.1:

““Outstanding Surety Bonds" has the meaning ascribed thereto in Subsection 3.4(b).”

10.	The following is added as a new Section 1.1(bbbbbb) at the end of Section 1.1:

““Post-Closing Outstanding HSBC Letters of Credit Arrangements" has the meaning ascribed thereto in Subsection 3.4(a).”

11.	The following is added as a new Section 1.1(cccccc) at the end of Section 1.1:

““Post-Closing Outstanding HSBC Letters of Credit Payment" has the meaning ascribed thereto in Subsection 3.4(a).”

12.	The following is added as a new Section 1.1(dddddd) at the end of Section 1.1:

““Post-Closing Outstanding Surety Bond Arrangements" has the meaning ascribed thereto in Subsection 3.4(b).”

13.	The following is added as a new Section 1.1(eeeeee) at the end of Section 1.1:

““Post-Closing Outstanding Surety Bond Payment" has the meaning ascribed thereto in Subsection 3.4(b).”

14.	The following is added as a new Section 1.1(ffffff) at the end of Section 1.1:

""Pre-Closing Date" means a date, to be agreed to by the Parties, that is no later than three Business Days prior to the Closing Date;"

15.	The following is added as a new Section 1.1(gggggg) at the end of Section 1.1:

““Post-Escrow Closing Amount" has the meaning ascribed thereto in Subsection 2.3(b)(iii).”

16.	The following is added as a new Section 1.1(hhhhhh) at the end of Section 1.1:

““Pre-Escrow Closing Amount" has the meaning ascribed thereto in Subsection 2.3(a)(ii).”

17.	The following is added as a new Section 1.1(iiiiii) at the end of Section 1.1:

""Surety Bonds" means the surety bonds identified in Part II of Schedule 3.4;"

18.	The following is added as a new Section 1.1(jjjjjj) at the end of Section 1.1:

““Surety Bond Payment" has the meaning ascribed thereto in Subsection 3.4(b).”

19.	Section 2.3 is deleted and replaced with the following:

The Adjusted Purchase Price shall be paid by the Purchaser to the Vendors as follows:

(a)	if the Closing Date occurs on or before July 12, 2017:

(i)	the Deposit and the Deposit Interest shall be paid in accordance with Subsection 2.5(d)(i); and

(ii)	at or prior to the Time of Closing, the Purchaser shall pay or cause to be paid to the Vendors an amount in cash (the "Pre-Escrow Closing Amount"), if greater than zero, equal to:

A.	the estimated Adjusted Purchase Price set forth on the Interim Closing Statement;

B.	minus the sum of the Deposit and the Deposit Interest; or

(b)	if the Closing Date occurs after July 12, 2017:

(i)	the Escrow Amount, or the applicable portion thereof, shall be paid in accordance with Subsection 2.6(b)(i);

(ii)	the Deposit and the Deposit Interest shall be paid in accordance with Subsection 2.5(d)(i); and

(iii)	at or prior to the Time of Closing, the Purchaser shall pay or cause to be paid to the Vendors an amount in cash (the "Post-Escrow Closing Amount"), if greater than zero, equal to:

A.	the estimated Adjusted Purchase Price set forth on the Interim Closing Statement;

B.	minus the sum of the Escrow Amount, the Deposit and the Deposit Interest.

20.	Section 2.5(b) is deleted and replaced with the following:

“If the Closing Date has not occurred by July 7, 2017, the Purchaser may, at its option, pay the Second Deposit to the Vendors by July 7, 2017.”

21.	The first line of Section 2.5(e) is amended by deleting “the Interest Rate” and replaced with “2.8933% simple interest”.

22.	Section 2.6(a) is deleted and replaced with the following:

"(a)	If the Closing Date does not occur on or before July 12, 2017, the Purchaser shall pay or cause to be paid an amount equal to the Purchase Price minus the Deposit to the Escrow Agent, to be held by the Escrow Agent pursuant to the Escrow Agreement."

23.	Section 2.10 is deleted and replaced with the following:

"2.10	Final Settlement

Final settlement of the Adjusted Purchase Price shall be made within five (5) Business Days of the Final Closing Statement being agreed or otherwise determined in accordance with Section 2.9 by payment by the Vendors to the Purchasers' Bank Account (if the Adjusted Purchase Price is less than the sum of Closing Amount, the Deposit and, if applicable, the Escrow Amount) or by payment by the Purchaser to the Vendors' Bank Account (if the Adjusted Purchase Price is greater than the sum of Closing Amount, the Deposit and, if applicable, the Escrow Amount), as the case may be, of cash in an amount equal to the difference between the final Adjusted Purchase Price and sum of Closing Amount, the Deposit and, if applicable, the Escrow Amount. Such final settlement amount shall be allocated between the Vendors in a manner proportionate to the allocation of Adjusted Purchase Price set forth in Section 2.3."

24.	The following is added as a new Section 3.2(k) after Section 3.2(j):

"The Vendors shall use commercially reasonable efforts to obtain, on or prior to the Closing Date, a no-interest letter from the lenders under the credit agreement of GTEIH and Gran Tierra Energy Inc. dated as of September 18, 2015, as amended from time to time, in form satisfactory to Purchaser, acting reasonably."

25.	The following is added as a new paragraph at the end of Section 3.4:

"In the event that the Purchaser is unable to complete the Letter of Credit Arrangements with the Issuers and/or the entities who provided the counter-guarantees to the Issuers on or before Closing:

(a)	for all or any of the HSBC Letters of Credit for which Purchaser has not obtained a full and final release of the Vendors and their affiliates from any Liabilities backstopping, guaranteeing or otherwise associated with the HSBC Letters of Credit (the "Outstanding HSBC Letters of Credit"), the Purchaser shall pay to or at the direction of the Vendor, on or before the Closing Date, an amount in dollars equal to 110% of the amount which the Vendors and their affiliates have backstopped, guaranteed or are otherwise liable in respect of the Outstanding HSBC Letters of Credit (the amounts of which, in respect of each HSBC Letter of Credit are set out in Brazilian Reais in Part I of Schedule 3.4, which amounts shall, for the purposes of the Letter of Credit Payment (as defined below) be converted from Brazilian Reais into dollars at the Bloomberg Markets closing rate on June 23, 2017 (the "Letter of Credit Payment"). The Letter of Credit Payment shall be held by the Vendors and upon the Purchaser making final arrangements with the Issuers and/or the entities who provided the counter-guarantees or other security to the Issuers for:

(i)	the Vendors to receive a full and final release, in a form satisfactory to the Vendors acting reasonably, of the Vendors and their affiliates from any Liabilities backstopping, guaranteeing or otherwise associated with the Outstanding HSBC Letters of Credit; and

(ii)	the Purchaser or its affiliates to assume all Liabilities associated with the Outstanding HSBC Letters of Credit;

(collectively the “Post-Closing Outstanding HSBC Letters of Credit Arrangements”)

the Vendor shall, upon terms reasonably agreed to by the Parties, release the Letter of Credit Payment to the Purchaser, the Issuers and/or the entities who provided the counter-guarantees to the Issuers upon completion of the Post-Closing Outstanding HSBC Letters of Credit Arrangements or receipt of evidence satisfactory to the Vendor, acting reasonably, that such Post-Closing Outstanding HSBC Letters of Credit Arrangements will be effective concurrently with the release of such portion of the Letter of Payment. The Parties agree the general principle is that the Purchaser shall be entitled to utilize the Letter of Credit Payment, under reasonable trust conditions, for the completion the Post-Closing Outstanding HSBC Letters of Credit Arrangements; and

(b)	for all or any the Surety Bonds for which Purchaser has not obtained a full and final release of the Vendors and their affiliates from any Liabilities backstopping, guaranteeing or otherwise associated with such Surety Bonds (the "Outstanding Surety Bonds"), the Purchaser shall not be required to pay the Vendor any amounts related thereto on or before the Closing Date and the Purchaser covenants to use its reasonable commercial efforts for:

(i)	the Vendors to receive a full and final release, in a form satisfactory to the Vendors acting reasonably, of the Vendors and their affiliates from any Liabilities backstopping, guaranteeing or otherwise associated with the Outstanding Surety Bonds; and

(ii)	the Purchaser or its affiliates to assume all Liabilities associated with the Outstanding Surety Bonds;

(collectively the “Surety Bond Arrangements”)

as soon as reasonably practicable following Closing. The Vendors covenant to use their reasonable commercial efforts to assist the Purchaser in completing the Surety Bond Arrangements, at the expense of the Purchaser, including execution of any commercially reasonable documentation that is reasonably necessary or required to complete the Surety Bond Arrangements. In the event that the Purchaser is unable to complete the Surety Bond Arrangements within twenty (20) Business Days of Closing, the Purchaser shall pay to or at the direction of the Vendor, on the 20th Business Day following Closing, an amount in dollars equal to 110% of the amount which the Vendors and their affiliates have backstopped, guaranteed or are otherwise liable in respect of the Outstanding Surety Bonds (the amounts of which, in respect of each Surety Bond are set out in Brazilian Reais in Part II of Schedule 3.4, which amounts shall, for the purposes of the Surety Bond Payment (as defined below) be converted from Brazilian Reais into dollars at the Bloomberg Markets closing rate on 19th Business Day following Closing (the "Surety Bond Payment"). In addition, if the Surety Bond Arrangements are not completed by the 20th Business Day following Closing, the Purchaser shall pay to the Vendors, as a compensation payment, an amount equal to 1.5% of the Surety Bond Payment on the 20th Business Day following the Closing, and shall pay additional such compensation payments equal to 1.5% of the amount of the Surety Bound Payment for each month that elapses following such 20th Business Day following the Closing Date until the Post-Closing Outstanding Surety Bond Arrangements are completed (or the applicable portion thereof for any partial month that elapses). The Vendors shall be entitled to deduct and retain the amount of any unpaid compensation payments if they release the Surety Bond Payment pursuant to this Subsection 3.4(b). The Surety Bond Payment shall be held by the Vendors and upon the Purchaser making final arrangements with the Issuers and/or the entities who provided the counter-guarantees or other security to the Issuers for:

(i)	the Vendors to receive a full and final release, in a form satisfactory to the Vendors acting reasonably, of the Vendors and their affiliates from any Liabilities backstopping, guaranteeing or otherwise associated with the Outstanding Surety Bonds; and

(ii)	the Purchaser or its affiliates to assume all Liabilities associated with the Outstanding Surety Bonds;

(collectively the "Post-Closing Outstanding Surety Bond Arrangements")

the Vendor shall, upon terms reasonably agreed to by the Parties, release the Surety Bond Payment to the Purchaser, the Issuers and/or the entities who provided the counter-guarantees to the Issuers upon completion of the Post-Closing Outstanding Surety Bond Arrangements or receipt of evidence satisfactory to the Vendor, acting reasonably, that such Post-Closing Outstanding Surety Bond Arrangements will be effective concurrently with the release of such portion of the Surety Bond Payment. The Parties agree the general principle is that the Purchaser shall be entitled utilize the Surety Bond Payment, under reasonable trust conditions, for the completion the Post-Closing Outstanding Surety Bond Arrangements. The Vendors covenant to use their reasonable commercial efforts to assist the Purchaser in completing the Post-Closing Outstanding Surety Bond Arrangements, at the expense of the Purchaser, including the execution of any commercially reasonable documentation that is reasonably necessary or required to complete the Post-Closing Outstanding Surety Bond Arrangements.

26.	Exhibit A attached to this Third Amending Agreement is added as new Schedule 3.4.

27.	Section 6.1(c) is deleted and replaced with the following:

"Letter of Credit Arrangement. The Parties shall have executed and delivered all documentation and the Purchaser shall have provided all funds necessary, in form and substance satisfactory to the Parties, the Issuers and/or the entities who provided the counter-guarantees to the Issuers, and their respective counsel, such that the Letter of Credit Arrangement shall be in force upon the completion of Closing or, if the Letter of Credit Arrangement in respect of any Letter of Credit is not in force upon the completion of Closing, the Purchaser shall have made the applicable Letter of Credit Payment to the Vendors as contemplated by Section 3.4."

28.	Section 6.3(a) is deleted and replaced with the following:

"Purchase Price. The Purchaser shall have delivered the Closing Amount to the Vendors pursuant to Section 2.3 and, if applicable, the Escrow Amount shall have been released in accordance with Subsection 2.6(b)(i)."

29.	The following is added as a new Section 6.3(e) at the end of Section 6.3:

"Reimbursement for No-Interest Letter. The Purchaser shall have reimbursed the Vendors, in full, for all reasonable legal fees, disbursements and any Taxes thereon, that are, in the aggregate, in excess of $5000, and that are related to the preparation, negotiation, review or delivery of the no-interest letter contemplated by Subsection 3.2(l), provided that the Vendors must have given the Purchaser at least two Business Days notice prior to Closing of such amounts."

30.	Section 7.1 is deleted and replaced with the following:

The Closing shall occur at the offices of Cassels Brock & Blackwell LLP in Calgary, Alberta at the Time of Closing on the Closing Date, in accordance with the sequence set out in Section 7.2.

31.	The preamble in Section 7.2(a) is deleted and replaced with the following:

"On the Pre-Closing Date, the Vendors shall deliver the following documents in pdf format with originals to be delivered by July 12, 2017 to the Purchaser's Counsel, in each case in escrow, with written instructions that same be released to or at the direction of the Purchaser concurrently with the release of the items in Subsection 7.2(b) upon confirmation by the Parties to proceed with Closing as contemplated by Subsection 7.2(c)(ii) and receipt by the Vendors of the Closing Amount pursuant to Section 2.3, the applicable Letter of Credit Payment and, if applicable, the Escrow Amount in accordance with Subsection 2.6(b)(i):"

32.	The preamble in Section 7.2(b) is deleted and replaced with the following:

"On the Pre-Closing Date, the Purchaser shall deliver the following documents to the Purchaser’s Counsel, in escrow, with written instructions that same be released to or at the direction of the Vendors concurrently with the release of the items in Subsection 7.2(a), upon confirmation by the Parties to proceed with Closing as contemplated by Subsection 7.2(c)(ii), upon receipt by the Vendors of the Closing Amount pursuant to Section 2.3, the applicable Letter of Credit Payment and, if applicable, the Escrow Amount in accordance with Subsection 2.6(b)(i):"

33.	Section 7.2(c) is deleted and replaced with the following:

"All documents and items delivered pursuant to Subsections 7.2(a) and 7.2(b), the Closing Amount delivered pursuant to Section 2.3 and the Letter of Credit Payment delivered pursuant to Subsection 3.4(a) shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place in accordance with this Subsection 7.2(c). On the Closing Date, the Closing shall, without any further act or formality, automatically occur at the Time of Closing if, on the Closing Date, at or prior to the Time of Closing:

(i)	each of the Parties has confirmed in writing or via electronic mail to Cassels, Brock & Blackwell LLP that all conditions to the Closing in favour of such Party, other than, in the case of the Vendors, receipt of the Closing Amount, receipt of the applicable Letter of Credit Payment and, if applicable, receipt of the Escrow Amount, have either been satisfied, satisfied in escrow pending receipt of the Closing Amount, receipt of the applicable Letter of Credit Amount and, if applicable, receipt of the Escrow Amount, or waived and that they each consent to proceeding with Closing; and

(ii)	the Closing Amount, the applicable Letter of Credit Payment and, if applicable, the Escrow Amount has been received in immediately available electronic funds in the Vendors' Bank Account.

For clarity, the Parties acknowledge that the effect of this Subsection 7.2(c) is that all documents and payments to be delivered and other actions to be taken upon Closing shall be deemed to have occurred simultaneously, and none of such deliveries or actions shall be deemed effective unless and until all the conditions set forth in Article 6 have been satisfied or waived and all such deliveries and actions shall have been taken place."

34.	Section 9.1 is amended by adding the following as a new Subsection (d) thereof:

"(d)	All documents and information received, or, following the Time of Closing, that is controlled, directly or indirectly by the Purchaser that was contained in or that was provided with the Books and Records, or that is otherwise in the possession of the Company or the Subsidiaries and that contains information relating to third parties, that is restricted from disclosure under Applicable Law, or that relates to the businesses, business practices or business strategies of the Vendors or any of their affiliates, shall be treated by the Purchaser and its affiliates, as confidential information and will not be used or disclosed to others, except as may be required in order to comply with any Applicable Law; provided that, where permissible under Applicable Law the Purchaser shall notify the Vendors of any proceeding under Applicable Law of which it is aware which may result in disclosure and the Vendor may, at its own expense, seek to obtain any protective Order to prevent or limit such disclosure. The Vendors shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation; provided further that, all monetary damages shall be limited to actual direct damages. The obligations under this Section 9.1(d) shall survive indefinitely."

35.	Section 10.3(e) is deleted and replaced with the following:

"(e)	any guarantee or obligation to assure performance given or made by the Vendors or any of its affiliates with respect to any obligation of the Company Group, including the Letters of Credit; and”.

The Parties agree that the foregoing amendments are effective as of the date first above written.

In addition, the Parties acknowledge and agree that:

(i)	the mutual condition contained in Section 6.1(a) of the Share and Loan Purchase Agreement is irrevocably waived;

(ii)	the Purchaser's condition contained in Section 6.2(h) of the Share and Loan Purchase Agreement is irrevocably waived; and

(iii)	the Vendor's condition contained in Section 6.3(d) of the Share and Loan Purchase Agreement is irrevocably waived.

Except as modified by this Third Amending Agreement, the terms of the Share and Loan Purchase Agreement are hereby ratified and confirmed and any reference to the Share and Loan Purchase Agreement shall be deemed to be the Share and Loan Purchase Agreement as amended by this Third Amending Agreement.

This Third Amending Agreement shall be governed by, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein.

This Third Amending Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document. All counterparts shall together constitute and be construed as one instrument. For avoidance of doubt, a signed counterpart provided by way of facsimile transmission or other electronic means shall be as binding upon the Parties as an originally signed counterpart.

(remainder of page left intentionally blank – signature page follows)

This Third Amending Agreement has been duly executed by the Parties as of the date first above written.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.			MAHA ENERGY AB

Per:	/s/ Adrian Santiago Coral Pantoja		Per:	/s/ Jonas Lindvall
	Name:	Adrian Santiago Coral Pantoja		Name:	Jonas Lindvall
	Title:	Director		Title:	CEO

GRAN TIERRA LUXEMBOURG HOLDINGS S.Á.R.L.

			Per:	/s/ Adrian Santiago Coral Pantoja
				Name:	Adrian Santiago Coral Pantoja
				Title:	Authorized Category A Manager

EXHIBIT A

Schedule 3.4

PART I

Letters of Credit and Payment Amounts

Issuing Company	First Issued	Expires	Amount (BRL)	Block	Reference	Beneficiary	Risk- Bearing Bank	Issuing Bank (if different)	Other Comments
Gran Tierra Brazil	25-Jan-13	27-Jan-18	7,284,000	Block 155	07040420806/001	ANP	EDC	Bradesco	HSBC Calgary support
Gran Tierra Brazil	05-Dec-11	30-Jun-18	7,000,000	Block 224	07040304083/001	ANP	EDC	Bradesco	HSBC Calgary support
PART II Surety Bonds and Payment Amounts
Issuing Company	First Issued	Expires	Amount (BRL)	Block	Reference	Beneficiary	Risk- Bearing Bank	Issuing Bank (if different)	Other Comments
Gran Tierra Brazil	29-Aug-13	14-mar-18	7,600,038	REC-T-117	0466920131000107750001645	ANP	Fairfax
Gran Tierra Brazil	29-Aug-13	14-Mar-18	11,403,610	REC-T-118	0466920131000107750001646	ANP	Fairfax